Rule 424b3
                                                              File No. 333-68361

PROSPECTUS

                                 844,000 Shares

                                Kellwood Company

                                  Common Stock

                         -------------------------------


       This prospectus relates to up to 844,000 shares (the "Shares") of Common Stock, par value $.01 per share of Kellwood Company, a Delaware corporation, which you, as a stockholder of Kellwood (the "Selling Stockholders") may offer for sale. You may sell the Shares, from time to time, directly or through one or more broker-dealers, on stock exchanges on which the Shares may be listed (such as the New York Stock Exchange), in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. For more detail about the process of selling your Shares see the information under the caption "Plan of Distribution."

        Kellwood will not receive any of the proceeds from the sale of your Shares. Kellwood will bear all expenses of the registration of the Shares, but you will have to pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, and also the fees and costs of any attorneys or professional advisors that you choose to hire as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.

        The Common Stock is listed for trading on the New York Stock Exchange under the symbol "KWD".

        Kellwood's mailing address is 600 Kellwood Parkway, P. O. Box 14374, St. Louis, Missouri 63178, and its telephone number is 314-576-3100.

        See "Risk Factors" beginning on page 1 for a discussion of certain factors that you should consider before purchasing any of the Shares.

                  --------------------------------------------


        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   -------------------------------------------

                The date of this prospectus is January 19, 1999.

                                TABLE OF CONTENTS

Section                                                                Page

About this Prospectus.....................................................2
Where You Can Find More Information.......................................2
Special Note Regarding Forward-Looking Information........................3
Kellwood Company..........................................................4
Risk Factors..............................................................4

    Uncertainties in Integrating Business Operations......................4
    Increased Competition.................................................5
    Dependence on Retention and Integration of Key Employees..............5
    Challenge of Integrating Future Acquisitions..........................5

Use of Proceeds...........................................................5
Selling Stockholders......................................................6
Plan of Distribution......................................................6
Legal Opinions............................................................7
Experts...................................................................7

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement filed with the SEC using a "shelf" registration process. Under this process, Shares described in this prospectus may be sold in one or more transactions. This prospectus provides you with a general description of the Shares. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information" below.

                       WHERE YOU CAN FIND MORE INFORMATION

        Kellwood files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C. (at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), New York, New York (at 7 World Trade Center, Suite 1300, New York, New York 10048) or Chicago, Illinois (at Suite 1400, 500 West Madison, Chicago, Illinois 60661). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Kellwood's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov". You can also review copies of or SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Additional information about Kellwood can be found at its web site at "www.kwdco.com".

        As noted above, Kellwood has registered the Shares with the SEC on Form S-3. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's web site.

        The SEC allows  Kellwood to  "incorporate  by reference" the information that  Kellwood  files with the SEC,  which  means  that  Kellwood  can  disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that Kellwood files with the SEC later will automatically update and supersede this information. Kellwood incorporates by reference the documents listed below and any future filings Kellwood makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the Shares registered are sold by you:

o       Annual Report on Form 10-K for the fiscal year ended April 30, 1998;

o Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 1998 and October 31, 1998;

o Current Reports on Form 8-K dated December 2, 1998, December 3, 1998, December 18, 1998 and January 19, 1999;

o The description of the Common Stock in Kellwood's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description; and

o The description of the Series A Junior Preferred Stock and the Series A Junior Preferred Stock purchase rights in Kellwood's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, and any other information incorporated by reference in this registration statement, at no cost by writing or telephoning Kellwood at: Kellwood Company, Attention: Thomas H. Pollihan, Secretary, 600 Kellwood Parkway, P.O. Box 14374, St. Louis, Missouri 63178; telephone number 314-576-3100.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                Special note regarding forward-looking statements

        Certain of the matters discussed in this prospectus or in the information incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by any forward-looking statements.

                                KELLWOOD COMPANY

        Kellwood is a leading designer, manufacturer and marketer of apparel and camping soft goods with sales of over $1.7 billion in fiscal year 1998. Kellwood is one of the largest providers of popular-to-moderate women's sportswear in the United States, servicing all channels of distribution. Additionally, it is a major manufacturer of men's woven shirts and a supplier of outerwear and lingerie.

        Kellwood operates five strategic business portfolios:

o Popular-to-Moderate Women's Sportswear, which designs, contracts for the manufacture of, and markets a broad range of apparel with targeted price points of $50.00 and below under brands such as Sag Harbor(R), Kathie Lee(R), Cricket Lane(R), Studio Ease(R), MHM(R), and Plaza South(TM);

o Better-to-Bridge Women's Sportswear, which designs, contracts for the manufacture of, and markets a broad range of apparel with targeted price points of over $50.00 under brands such as David Dart(R), Bill Burns(R), Northern Isles(R), Robert Scott(R) and David Brooks(R);

o Private Label, which manufactures and markets a broad range of sportswear, activewear, outerwear and intimate apparel principally produced in plants operated by the company in the United States or in the Caribbean Basin;

o Smart Shirts, which principally manufactures woven and knit shirts in plants operated by the company in Hong Kong, China and Sri Lanka for sales primarily in the United States; and

o Recreational Products, which manufactures a broad range of camping soft goods including tents, sleeping bags, back packs and technical apparel under the Sierra Designs(R), Kelty(R), Slumberjack(R) and Wenzel(R) brands.

        Kellwood sells its products through multiple channels of distribution, including national retail chains, department stores, specialty stores, mass merchants, mail order houses, sporting goods stores, discounters and other retailers. Kellwood's global sourcing capability is diverse in terms of the range of products produced and sourced. In order to enhance responsiveness to the changing needs of the customer, to achieve flexibility and to reduce costs, Kellwood maintains sourcing relationships with contract manufacturers around the world. This network is supplemented by 32 company-operated plants located in the United States, Canada, the Caribbean Basin, Hong Kong, the People's Republic of China, and Sri Lanka.

        Additional information concerning Kellwood is included in Kellwood's reports filed with the SEC that are incorporated by reference in this Prospectus, which are described above under the heading "Where You Can Find More Information."

                                  RISK FACTORS

        Before you buy any securities offered by this prospectus or a prospectus supplement, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus, any prospectus supplement, and the documents incorporated by reference before you decide to acquire any Shares.

Uncertainties in Integrating Business Operations

        A successful integration of the apparel business of Fritzi California pursuant to the Fritzi Purchase Agreement (as described more fully under the heading "Selling Stockholders") will require, among other things, integration of the two companies':

o       respective technological expertise;
o       key personnel;
o       sales and distribution channels;
o       manufacturing and sourcing;
o       products and product development efforts; and
o       management information systems.

        There can be no assurance that the integration will be successfully accomplished. Moreover, the integration of the operations following the acquisition of the Fritzi business will require the dedication of management and other personnel which may distract their attention from the day-to-day business of Kellwood, the development or acquisition of new products and technologies and the pursuit of other business acquisition activities. Failure to successfully accomplish the integration and development of the two companies' operations and technologies, or a prolonged delay in accomplishing a reasonable measure of integration, may have a material adverse effect on Kellwood Company.

Increased Competition

        Competition in the apparel industry is intense and is dominated by a number of very large brands, each of which is likely to have greater financial, technical and marketing resources, greater manufacturing capacity and more extensive and established customer relationships than the combined company. Kellwood believes the acquisition of Fritzi's business should enable Kellwood to become a more important player in the global apparel industry. As such, the competitive responses encountered by Kellwood from these larger, more established, apparel companies may be more aggressive and comprehensive than those faced by either of Kellwood or Fritzi individually. There can be no assurance that Kellwood will be able to compete successfully with its larger competitors or that aggressive competitive moves faced by the combined company will not result in lower prices for the combined company's products, decreased gross profit margins, or otherwise have a material adverse effect on its business, financial condition and results of operations.

Dependence on Retention and Integration of Key Employees

        The success of Kellwood after acquisition of the Fritzi business is dependent on the retention and integration of the key management, sales, manufacturing, marketing, engineering and other employees of Kellwood and Fritzi. Competition for qualified personnel in the apparel industry is intense, and competitors may use aggressive tactics to recruit key employees during the integration phase following the acquisition of the Fritzi business. There can be no assurance that key employees of either Kellwood or Fritzi will remain with Kellwood after the acquisition.

Challenge of Integrating Future Acquisitions

        Kellwood has pursued acquisitions as an important component of its business strategies, and it is expected that this acquisition strategy will continue for the foreseeable future. There can be no assurance that attractive acquisition candidates will be found or that after the acquisition of the Fritzi business Kellwood will be successful at effectively managing the integration of acquired businesses into the existing business. If expected synergies from acquisition transactions do not materialize or the combined company fails to successfully integrate new businesses, the combined company's results of operations could be adversely affected.

                                 USE OF PROCEEDS

        Kellwood will receive none of the proceeds from the offering and sale of the Shares.

                              SELLING STOCKHOLDERS

        You have acquired the Shares under the circumstances described in the notes to the following table. This table sets forth the number of Shares owned by each of you, and the number of Shares that you may offer and sell from time to time pursuant to this prospectus.

                                                                  Shares which
                                    Shares Beneficially Owned      may be Sold
                                    -------------------------      -----------
              Name(1)                       Number    Percent(2)     Number
              -------                       ------    ----------     ------

Fritzi Realty, f/k/a Fritzi                 844,000     3.75%         844,000
  California

--------------

(1) These Shares were acquired pursuant to the Agreement for Purchase and Sale of Assets, dated as of November 30, 1998, by and among Kellwood, Fritzi California, a California corporation ("Fritzi"), and the stockholders of Fritzi (the "Fritzi Purchase Agreement"). Pursuant to the Fritzi Purchase Agreement, Kellwood acquired substantially all of the assets, properties, rights and claims of Fritzi in exchange for 844,000 shares of Common Stock. In connection with the transaction, the two principal officers of Fritzi, Robert Samuel Tandler and Valli Diane Benesch, entered into agreements to provide consulting services to Kellwood.

(2) Percentage of beneficial ownership is based on 22,482,771 shares of Common Stock as of January 15,
        1999.


                              PLAN OF DISTRIBUTION

        If you sell Shares pursuant to this prospectus you will be selling the Shares for your own accounts. Kellwood will not receive any of the proceeds from the sale of the Shares.

        You may, from time to time, choose to sell any or all of your Shares directly or through one or more broker-dealers, in one or more transactions on stock exchanges on which the Common Stock may be listed (such as the New York Stock Exchange) pursuant to and in accordance with the rules of those exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more broker-dealers agree to sell the Shares, it may do so by purchasing Shares as principals or by selling the Shares as your agents. A broker-dealer may receive compensation from you in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Shares for whom it may act as agent.

        If any broker-dealer purchases the Shares as principal it may resell the Shares from time to time or through other broker-dealers, and the other broker-dealers may receive compensation in the form of concessions or commissions from you or purchasers of the Shares for whom they may act as agents. To the extent required at the time a particular offer of the Shares is made, a supplement to this prospectus will be distributed which will set forth the aggregate principal amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers, the purchase price paid by any underwriter for the Shares purchased from you, any discounts, commissions and other items constituting compensation from you and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, including the proposed selling price to the public.

        In addition and without limiting the foregoing, you will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M.

        In order to comply with certain states' securities laws, if applicable, the Shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

        Kellwood will bear all expenses of the registration of the Shares, but you will have to pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, and the fees and costs of any attorneys or professional advisors that you choose to hire.

        The Company has agreed to keep the Registration Statement, of which this prospectus is a part, continuously effective and usable for a period of the earlier of one year from the date of the closing of the transactions contemplated by the Fritzi Purchase Agreement or when all of the Shares covered by the Registration Statement have been sold by Fritzi.

                                 LEGAL OPINIONS

        The validity of the Shares offered hereby will be passed upon for Kellwood by McDermott, Will & Emery, Chicago, Illinois, special securities counsel for Kellwood. Members of McDermott, Will & Emery own Kellwood Common Stock.

                                     EXPERTS

        The consolidated financial statements incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K of Kellwood Company for the year ended April 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.

You should rely only on the information contained in this document, incorporated by reference or provided in a prospectus supplement. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents. This prospectus is not an offer to sell securities and is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

                                 844,000 Shares

                                KELLWOOD COMPANY

                                  Common Stock

                                   PROSPECTUS

                                January 19, 1999